Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President and CEO
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President of Finance
Virco Mfg. Corporation
(310) 533-0474

Virco Announces Third Quarter Results

Torrance, California – December 15, 2011 – Virco Mfg. Corporation (NASDAQ: VIRC) today announced third quarter and year-to-date results in the following letter to stockholders from Robert A. Virtue, President and CEO:

For the three months of August through October, traditionally the tail end of our summer delivery season, revenue was $53,074,000 compared to $60,779,000 in the same period last year, a decline of 12.7%. Revenue for the nine months ended October 31, 2011 was $140,147,000 versus $158,002,000 in the corresponding period last year, a decline of 11.3%. Sales backlog at October 31, 2011 was approximately $5 million higher than the prior year.

The Company’s order rates and results of operations for the first nine months of 2011 continue to be adversely impacted by economic conditions and the related impact on tax receipts and budgeted expenditures for public schools. Order rates for the first nine months of 2011 have declined by approximately 11% compared to the same period last year and have been volatile from quarter to quarter. Order rates for the first quarter of 2011 declined by nearly 22% compared to the same period last year. Order rates for the seasonally important second quarter declined by nearly 9% compared to the same period last year. Third quarter order rates stabilized and showed a slight (<1%) increase compared to the third quarter of 2010. While the stabilization of order rates is encouraging, the third quarter is traditionally a relatively slow period for order activity. We are cautiously hopeful that third quarter order activity represents a trend in the health of our markets.

As previously discussed in the second quarter press release and Form 10-Q, in September upon conclusion of the seasonally busy summer delivery window, the Company implemented several programs that are intended to return the Company to profitability at the current level of sales volume. The most impacting of these initiatives was a voluntary early retirement program that provided for early retirement and severance payments based on years of service to employees who voluntarily elected to retire. Approximately 150 employees accepted the program, the majority severing their employment in the last week of September. At the beginning of this fiscal year, the Company had approximately 1,045 employees. At October 31, 2011, after the effect of the voluntary retirement program coupled with attrition, the Company employed approximately 830 persons. The reduction in headcount is evenly split between direct labor and other positions. The Company is taking further actions to reduce costs by consolidating and re-organizing departments and scheduling unpaid furlough days during the seasonally slow periods to control inventory levels and to reduce costs. The third quarter financial results were impacted by approximately $3.9 million of expenses related to the voluntary retirement program, including accelerated pension settlement expenses of approximately $1.4 million.

Here are our results for the third quarter and the nine months ended October 31, 2011, and the comparable period last year:

	Three Months Ended		Nine Months Ended
	10/31/2011	10/31/2010	10/31/2011	10/31/2010
	(In thousands, except share data)
Net sales	$53,074	$60,779	$140,147	$158,002
Cost of sales	37,033	43,586	97,446	111,566

Gross profit	16,041	17,193	42,701	46,436
Selling, general administrative & other expense	19,165	17,316	48,422	48,075

(Loss) Income before income taxes	(3,124)	(123)	(5,721)	(1,639)
Income tax expense (benefits)	175	(277)	246	(749)

Net (loss) income	$(3,299)	$154	$(5,967)	$(890)

Cash dividend declared	$—	$0.05	$0.05	$0.10
Net (loss) income per share - basic (a)	$(0.23)	$0.01	$(0.42)	$(0.06)
Net (loss) income per share - diluted	(0.23)	0.01	(0.42)	(0.06)
Weighted average shares outstanding - basic (a)	14,285	14,152	14,241	14,123
Weighted average shares outstanding - diluted	14,285	14,174	14,241	14,123

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	10/31/2011	1/31/2011	10/31/2010
Current assets	$46,968	$49,515	$57,662
Non-current assets	48,726	51,073	58,651
Current liabilities	26,214	20,017	22,714
Non-current liabilities	27,712	30,169	26,519
Stockholders’ equity	41,768	50,402	67,080

In addition to reduced shipping volumes, third quarter operating results were adversely affected by significant increases in commodity costs. The cost of steel and plastic, two significant raw materials for our business, increased by more than 25% at the beginning of the second quarter and remained high through the third quarter. In response to the sudden drop in order rates experienced in the first and second quarters, the Company reduced third quarter production hours by 17%, adversely affecting absorption of factory overhead. Despite these substantial challenges, gross margin rates for the third quarter improved to 30.2% of sales for fiscal 2011 compared to 28.3% of sales for fiscal 2010. Gross margin for the first nine months improved to 30.5% in fiscal 2011 compared to 29.4% in fiscal 2010. This was accomplished through selected price increases and spending reductions. In addition to maintaining gross margins, disciplined operating controls enabled the Company to reduce inventory levels at October 31, 2011 by over $2.5 million compared to the prior year.

We are frequently asked when we expect things to improve. Despite some encouraging individual projects and stabilization of order rates in the third quarter, the underlying challenges facing our market seem likely to persist for at least one more delivery cycle. For this reason, we instituted the early retirement program and other cost-saving initiatives in an effort to return the Company to profitability at reduced sales volumes.

As we have throughout this recession, we continue to focus on ways to maintain the strength of our balance sheet and strengthen our brand. On the brand development side, we are continuing with the aggressive product development campaign that we launched eight years ago. One of our core strategies is to source as much product as possible from our own U.S. factories. This allows us to closely control inputs of safe, high-quality raw materials as well as giving us greater flexibility in specifications, colors and on-time delivery. In an effort to grow sales and increase market share, we continue to aggressively pursue all profitable business in our market and bring new products to market. The Company is accelerating efforts to increase sales to customers who purchase furniture and equipment through the General Services Administration (GSA). To supplement these efforts, we are increasing our efforts to penetrate the market for colleges and universities nationwide. The significant reduction in force discussed above largely spared the size of our direct sales force, and we continue to develop and strengthen our relationships with distributors and resellers of our product.

While the Company is in default under its credit agreement with Wells Fargo Bank, the Company has engaged in extensive discussions with other potential lenders with respect to the entry into a new secured revolving credit facility. The Company expects to close such a facility during December 2011, the proceeds of which are expected to be used to repay and terminate the Wells Fargo credit facility, and for working capital and other general corporate purposes.

As discussed in prior communications, longer-term underlying demographic trends remain favorable. Annual births in the U.S. are now slightly above their average of 4 million during each of the 19 years of the famed “Baby Boom” (1945-1964). Despite this demographic uplift, the funding for educational furniture and equipment may be constrained until the broader economy stabilizes. We support the general consensus that education is the most positive response to our country’s current challenges and look forward to supplying America’s schools with 21st century furniture and equipment solutions.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; economic conditions; the educational furniture industry; state and municipal bond funding; cost control initiatives; pricing; seasonality; and the Company’s credit facility. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; available financing sources; the terms and conditions of future financing sources; and the acceleration of the debt under the Company’s existing credit facility with Wells Fargo Bank. See our Annual

Report on Form 10-K for the year ended January 31, 2011, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing